AMENDMENT TO
PERRITT FUNDS, INC.
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 6th day of October, 2006, to the Transfer Agent Servicing Agreement dated as of August 7, 2005, as amended March 23, 2006, (the “Agreement”), is entered by and between Perritt Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Corporation and USBFS desire to amend said Agreement; and

WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PERRITT FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: _____________________________	By: _____________________________

Printed Name: ____________________	Printed Name: ____________________

Title: ___________________________	Title: ___________________________